                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


                                      AMONG


                            THE TIMES MIRROR COMPANY,

                        CHANDIS ACQUISITION CORPORATION,

                           CHANDIS SECURITIES COMPANY


                                       AND


                 THE SHAREHOLDERS OF CHANDIS SECURITIES COMPANY


                                 AUGUST 8, 1997

                                TABLE OF CONTENTS
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RECITALS                ................................................................................1


ARTICLE 1.        PLAN OF MERGER........................................................................1

                  1.1.    BOARD OF DIRECTORS' AND SHAREHOLDERS' APPROVAL................................1
                  1.2.    THE MERGER....................................................................1
                  1.3.    THE CLOSING...................................................................2
                  1.4.    EFFECTIVE TIME................................................................3
                  1.5.    EXEMPTION FROM REGISTRATION...................................................3
                  1.6.    RESTRICTED SECURITIES.........................................................3
                  1.7.    SURRENDER AND EXCHANGE OF OUTSTANDING CERTIFICATES; STATUS OF OUTSTANDING
                          CERTIFICATES..................................................................3
                  1.8.    DISSENTERS' RIGHTS............................................................3
                  1.9.    TAX-FREE REORGANIZATION.......................................................4
                  1.10.   CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF THE
                          SURVIVING CORPORATION.........................................................4

ARTICLE 2.        REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY..................................4

                  2.1.    ORGANIZATION AND STANDING.....................................................4
                  2.2.    CAPITALIZATION................................................................5
                  2.3.    SUBSIDIARIES..................................................................5
                  2.4.    AUTHORITY, APPROVAL AND ENFORCEABILITY........................................6
                  2.5.    LICENSES AND PERMITS..........................................................7
                  2.6.    FINANCIAL STATEMENTS..........................................................7
                  2.7.    MATERIAL ADVERSE CHANGES......................................................7
                  2.8.    ASSETS; REAL PROPERTY.........................................................8
                  2.9.    MATERIAL AGREEMENTS AND RELATIONSHIPS........................................11
                  2.10.   EMPLOYEE BENEFITS............................................................12
                  2.11.   COMPLIANCE WITH LAWS.........................................................12
                  2.12.   ABSENCE OF LITIGATION........................................................13
                  2.13.   NO BROKERS...................................................................13
                  2.14.   TAXES........................................................................13
                  2.15.   COMPLIANCE WITH INSTRUMENTS..................................................15
                  2.16.   NO POWERS OF ATTORNEY OR SURETYSHIPS.........................................15
                  2.17.   TAX-FREE REORGANIZATION......................................................16

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                                        i

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ARTICLE 3.        REPRESENTATIONS AND WARRANTIES REGARDING THE SHAREHOLDERS............................16

                  3.1.    ORGANIZATION.................................................................16
                  3.2.    AUTHORITY, APPROVAL AND ENFORCEABILITY.......................................16
                  3.3.    OWNERSHIP OF COMPANY CAPITAL STOCK...........................................17
                  3.4.    NO REGISTRATION; INVESTMENT INTENT...........................................17
                  3.5.    NO BROKER....................................................................18
                  3.6.    TAX-FREE REORGANIZATION......................................................18

ARTICLE 4.        REPRESENTATIONS AND WARRANTIES OF  TMC AND ACQUISITION SUB...........................19

                  4.1.    ORGANIZATION AND STANDING....................................................19
                  4.2.    AUTHORITY, APPROVAL AND ENFORCEABILITY.......................................19
                  4.3.    FINANCIAL STATEMENTS AND SEC REPORTS.........................................20
                  4.4.    TMC CAPITAL STOCK............................................................21
                  4.5.    NO BROKERS...................................................................21
                  4.6.    TAX-FREE REORGANIZATION......................................................21
                  4.7.    CAPITAL STOCK................................................................21

ARTICLE 5.        COVENANTS............................................................................22

                  5.1.    CONDUCT OF BUSINESS..........................................................22
                  5.2.    ACTIONS CONTRARY TO TAX FREE TREATMENT.......................................23
                  5.3.    CONTINUITY OF INTEREST AND RESTRICTIONS ON RESALE............................24
                  5.4.    NO TRANSFER OF COMPANY CAPITAL STOCK.........................................25
                  5.5.    BEST EFFORTS.................................................................25
                  5.6.    REGISTRATION RIGHTS; NYSE LISTING............................................25
                  5.7.    TERMINATION OF CERTAIN AGREEMENTS............................................25

ARTICLE 6.        CONDITIONS TO MERGER.................................................................25

                  6.1.    CONDITIONS TO OBLIGATIONS OF TMC, ACQUISITION SUB, THE SHAREHOLDERS, AND
                          THE COMPANY..................................................................25
                  6.2.    CONDITIONS TO OBLIGATIONS OF TMC AND ACQUISITION SUB.........................26
                  6.3.    CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS................27

ARTICLE 7.        INDEMNITY............................................................................27

                  7.1.    SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; NO
                          SUBROGATION..................................................................27
                  7.2.    INDEMNIFICATION OF TMC AND THE SURVIVING CORPORATION.........................28

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                                       ii

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                  7.3.    INDEMNIFICATION OF THE SHAREHOLDERS..........................................30
                  7.4.    PROCEDURE FOR INDEMNIFICATION OF TMC WITH RESPECT TO THIRD-PARTY CLAIMS......30
                  7.5.    PROCEDURE FOR INDEMNIFICATION OF THE SHAREHOLDERS WITH RESPECT TO
                          THIRD-PARTY CLAIMS...........................................................31

ARTICLE 8.        TERMINATION..........................................................................32

                  8.1.    TERMINATION BY MUTUAL CONSENT................................................32
                  8.2.    TERMINATION BY TMC OR ACQUISITION SUB OR THE COMPANY.........................32
                  8.3.    EFFECT OF TERMINATION........................................................32

ARTICLE 9.        MISCELLANEOUS........................................................................33

                  9.1.    NOTICES......................................................................33
                  9.2.    ENTIRE AGREEMENT; MODIFICATIONS; WAIVER......................................34
                  9.3.    COUNTERPARTS.................................................................35
                  9.4.    PUBLICITY....................................................................35
                  9.5.    SUCCESSORS AND ASSIGNS.......................................................35
                  9.6.    GOVERNING LAW................................................................35
                  9.7.    EXPENSES.....................................................................35
                  9.8.    GENDER AND NUMBER............................................................35
                  9.9.    CONSTRUCTION OF AGREEMENT....................................................35
                  9.10.   CONSENT TO JURISDICTION AND FORUM SELECTION..................................35
                  9.11.   ATTORNEYS' FEES..............................................................36
                  9.12.   CONSENT TO ISSUANCE OF SERIES C-1 AND C-2 PREFERRED STOCK....................36

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                                      iii

                  EXHIBITS
                  --------
Exhibit A         Certificate of Merger
Exhibit B-1       Certificate of Designation of Series C-1 Preferred Stock
Exhibit B-2       Certificate of Designation of Series C-2 Preferred Stock
Exhibit C         Stock Ownership of the Company; TMC Merger Shares to be received by the Shareholders in the Merger
Exhibit D         Opinion of Counsel to the Company and Chandler Trust No. 2 and
                  Opinion of Counsel to the Other Shareholders
Exhibit E         Opinion of Counsel to TMC and Acquisition Sub

                  SCHEDULES
                  ---------

Schedule 2.1      Office & Personnel Locations; Business Undertaken
Schedule 2.2      Capitalization
Schedule 2.3      Subsidiaries; Other Investments
Schedule 2.4      Consents
Schedule 2.6      Financial Statements Exceptions
Schedule 2.7      Material Changes
Schedule 2.8(a)   Assets
Schedule 2.8(b)   Real Property Descriptions
Schedule 2.9      Material Agreements
Schedule 2.13     Litigation
Schedule 2.14     Brokers
Schedule 2.15     Taxes
Schedule 2.16     Compliance with Instruments
Schedule 2.17     Powers of Attorney


                          AGREEMENT AND PLAN OF MERGER

         This Agreement and Plan of Merger (the "Agreement") is entered into as of August 8, 1997 by and among (i) The Times Mirror Company, a Delaware corporation ("TMC"); (ii) Chandis Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of TMC ("Acquisition Sub" or the "surviving corporation"); (iii) Chandis Securities Company, a California corporation (the "Company"); and (iv) all of the shareholders of the Company (the "Shareholders"), the names of which are set forth on the signature pages hereto.

                                    RECITALS

         The parties hereto intend that, subject to the terms and conditions hereinafter set forth, the Company will be merged with and into Acquisition Sub (the "Merger") in accordance with the terms of this Agreement, a Certificate of Merger substantially in the form attached hereto as Exhibit A (the "Certificate of Merger"), and the applicable provisions of the Delaware General Corporation Law (the "Delaware Law") and the California Corporations Code (the "California Law"), in connection with which all of the outstanding shares of capital stock of the Company (the "Company Capital Stock") will be exchanged for and converted into the right to receive shares of capital stock of TMC ("TMC Capital Stock"). The Company Capital Stock shall be automatically converted into TMC Capital Stock, and certificates representing Company Capital Stock will be exchanged for certificates representing TMC Capital Stock, as provided in this Agreement.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE 1.

                                 PLAN OF MERGER

         1.1. BOARD OF DIRECTORS' AND SHAREHOLDERS' APPROVAL. The respective boards of directors of Acquisition Sub and the Company have duly adopted and approved this Agreement and the transactions contemplated hereby (the "Transactions"), and this Agreement and the Transactions have been unanimously approved by the Shareholders, as all of the shareholders of the Company. The Agreement and the Transactions shall be promptly submitted for consideration to the Board of Directors of TMC and, subject to adoption and approval by such Board, shall be approved by TMC, as the sole stockholder of Acquisition Sub.

         1.2. THE MERGER. Subject to the terms and conditions of this Agreement, the Company shall be merged with and into Acquisition Sub pursuant to the Certificate of Merger, with Acquisition Sub as the surviving corporation, and the separate existence of the Company shall thereupon cease. At the Effective Time (as hereinafter defined), the Acquisition Sub, as the surviving corporation in the Merger, shall continue its corporate existence under the laws of the State of Delaware. As a result of the Merger, all of the issued and outstanding shares of

Company Capital Stock shall be converted into TMC Capital Stock in the manner described below.

              (a) At the Effective Time, all of the issued and outstanding shares of Company Capital Stock shall, by virtue of the Merger and without any action on the part of TMC, Acquisition Sub or the Company be converted automatically into the right to receive shares of TMC Capital Stock (the "TMC Merger Shares"), in such number, and of such classes, as are set forth immediately below. The TMC Merger Shares shall consist of (a) 6,581,432 shares of "Series A Common Stock"; (b) 9,656,432 shares of "Series C Common Stock"; (c) 380,972 shares of "Series C-1 Preferred Stock"; and (d) 245,100 shares of "Series C-2 Preferred Stock" (as such terms are defined in Section 4.7 hereof). The terms of the Series C-1 and C-2 Preferred Stock shall be as set forth in the Certificates of Designation attached hereto as Exhibit B-1 and Exhibit B-2, respectively (collectively, the "Certificates of Designation"). The TMC Merger Shares shall be allocated among the Shareholders in accordance with Exhibit C. In the Merger, any shares of Company Capital Stock that are owned by the Company shall be canceled, and no securities of TMC or other consideration shall be delivered in exchange therefor. No shares of capital stock of the Company shall be issued in, or outstanding immediately after, the Merger. Neither the authorized nor the outstanding capital stock of Acquisition Sub shall be affected by, and no shares of capital stock of Acquisition Sub shall be issued in, the Merger.

              (b) If, between the date of this Agreement and the Effective Time, any of the Series A Common Stock or the Series C Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split, reverse split, stock dividend or combination, the consideration to be issued to the holders of Company Capital Stock in the Merger shall be correspondingly adjusted.

              (c) No certificates or scrip representing fractional shares of TMC Capital Stock shall be issued in connection with the Merger, and any fractional interests shall not entitle the holder thereof to any rights as a securityholder of TMC. Each holder who would have otherwise been entitled to receive a fraction of a share of Series A Common Stock or Series C Common Stock shall be entitled to receive, in lieu thereof, an amount in cash (without interest), to be determined by multiplying (a) $50.75, by (b) the fractional interest to which such holder would have otherwise been entitled. Each holder who would have otherwise been entitled to receive a fraction of a share of Series C-1 Preferred Stock or Series C-2 Preferred Stock shall be entitled to receive, in lieu thereof, an amount in cash (without interest), to be determined by multiplying
(a) $500 by (b) the fractional interest to which such holder would have otherwise been entitled.

         1.3.THE CLOSING. Upon the satisfaction or waiver of all conditions set forth in Article 6 of this Agreement, the closing (the "Closing") of the Merger shall take place at the offices of Gibson, Dunn & Crutcher LLP, 333 S. Grand Avenue, Los Angeles, California 90071, at 5:00 p.m. on August 8, 1997, or such other place, time and date as TMC and the Company may mutually select (with the date of the Closing being referred to herein as the "Closing Date").

         1.4. EFFECTIVE TIME. Pursuant to Delaware Law and California Law, the Certificate of Merger shall be filed, simultaneously with the Closing, in the offices of the Secretary of State of the State of Delaware and the Secretary of State of the State of California. The Merger shall become effective immediately upon the filing of the Certificate of Merger with the office of the Secretary of State of the State of Delaware (the "Effective Time").

         1.5. EXEMPTION FROM REGISTRATION. The TMC Merger Shares will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), and exempt from registration or qualification under the California Corporate Securities Law (the "California Securities Act") and any other applicable state securities laws.

         1.6. RESTRICTED SECURITIES. The TMC Merger Shares will be subject to the restrictions and obligations imposed pursuant to Article 5 hereof, as well as restrictions under applicable securities laws (as referenced in Section 3.4 hereof).

         1.7. SURRENDER AND EXCHANGE OF OUTSTANDING CERTIFICATES; STATUS OF OUTSTANDING Certificates. The conversion of shares of Company Capital Stock into the TMC Merger Shares as provided for by this Agreement shall occur automatically at the Effective Time without further action by the holders thereof. Until surrendered, all of the certificates held by each Shareholder that prior to the Effective Time represented shares of Company Capital Stock shall, in the aggregate, be deemed to evidence that number and class of TMC Merger Shares to which such Shareholder is entitled pursuant to Section 1.2 of this Agreement, as set forth on Exhibit C. At the Closing and at any time thereafter, each Shareholder upon presentation to TMC of all of the certificates theretofore representing all of the shares of Company Capital Stock held by such Shareholder (as set forth on Exhibit C) shall be entitled to receive from TMC, in exchange for and upon the surrender of all of such Shareholder's Company Capital Stock certificates, certificates representing the number and class(es) of TMC Merger Shares to which the holder of such certificates is entitled pursuant to Section 1.2 of this Agreement (as set forth on Exhibit C), and TMC shall cause such certificates with respect to such TMC Merger Shares to be issued to such Shareholder promptly after such presentation. In the case of lost or destroyed certificates representing shares of Company Capital Stock, the Shareholder shall submit proof of loss or destruction and such indemnity as shall be required by TMC.

         1.8. DISSENTERS' RIGHTS. The Shareholders, as all of the holders of Company Capital Stock, have and, prior to the Effective Time, TMC, as the sole stockholder of Acquisition Sub, will have approved this Agreement and the Transactions, and, therefore, no person shall be entitled to exercise the dissenters' rights as set forth in Chapter 13 of the California Law or Section 262 of the Delaware Law.

         1.9. TAX-FREE REORGANIZATION. The parties intend to adopt the Agreement as a plan of reorganization within the meaning of Section 354 of the Code, and to consummate the Merger in accordance with Section 368(a)(1)(A) of the Code.

         1.10. CERTIFICATE OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

              (a) The Certificate of Incorporation and Bylaws of Acquisition Sub, as in effect at the Effective Time, shall be (until amended or repealed as provided by law) the Certificate of Incorporation and Bylaws, respectively, of the surviving corporation.

              (b) The directors and officers of the surviving corporation immediately following the Effective Time shall be the directors and officers of Acquisition Sub immediately prior to the Effective Time (until their successors are elected or appointed and qualified).

                                   ARTICLE 2.

              REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

         The Shareholders, jointly and severally, represent and warrant to TMC and Acquisition Sub as follows:

         2.1. ORGANIZATION AND STANDING.

              (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would, individually or in the aggregate, have a Material Adverse Effect. Whenever used in this Article 2, "Material Adverse Effect" shall mean a material adverse effect on the business, assets, prospects, condition (financial or otherwise) or results of operations of the Company or the ability of the Company to consummate the Transactions.

              (b) Schedule 2.1(b) sets forth a complete and accurate list of (i) each location where the Company maintains an office or personnel or owns or leases real property, and (ii) each state or other jurisdiction in which the Company is legally qualified to transact business.

              (c) The Company is a holding company. Except as set forth on
Schedule 2.1(c), the Company does not undertake, and has not undertaken, any business other than the holding of the assets referenced in Sections 2.8(b) and
(c).

              (d) The Company has made available to TMC complete and accurate copies of its Articles of Incorporation and Bylaws, its minute books, containing minutes of all of its directors', board committees' and shareholders' meetings (as well as any actions taken by written consent) and stock books. Each set of minutes (or action taken by written consent) contained in the minute books accurately reflect the actions that were taken by the indicated body. The meetings of directors, board committees or shareholders referred to in the minutes were duly called and held, and the signatures contained on all documents in the minute books and stock books are the true signatures of the persons purporting to have signed the same.

         2.2. CAPITALIZATION.

              (a) The authorized capital of the Company consists of (i) 50,000 shares of Common Stock, without par value (the "Common Stock"), of which 30,933 shares are issued and outstanding; (ii) 61,866 shares of Class A Stock, without par value, non-voting (the "Class A Stock"), of which 24,150 shares are issued and outstanding; (iii) 30,933 shares of Class B Stock, without par value (the "Class B Stock"), of which 1,412 shares are issued and outstanding; and (iv) 30,933 shares of Class C Stock, without par value (the "Class C Stock"), of which 24,108 shares are issued and outstanding. Except as set forth in the preceding sentence there are no outstanding shares of capital stock of the Company and there exist no (i) outstanding options, warrants or other rights to purchase or subscribe for any equity securities or other ownership interests of the Company, (ii) indebtedness or securities directly or indirectly convertible into or exchangeable for any equity securities of the Company, or (iii) any other obligations, rights, agreements or arrangements, whether absolute or contingent, with respect to the issuance of any equity securities of the Company. Exhibit C accurately sets forth the record ownership of all issued and outstanding shares of Company Capital Stock.

              (b) All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued, are fully paid and non-assessable, and were issued in full compliance with all applicable federal and state laws, rules and regulations and were not issued in violation of any preemptive rights. The Company has no obligation, whether absolute or contingent, to repurchase any of the issued and outstanding shares of Company Capital Stock.

              (c) Except as set forth on Schedule 2.2 and except for any restrictions imposed by applicable state and federal securities laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of Company Capital Stock. Except as set forth on Schedule 2.2, the Company is not a party to, or subject to, any agreement that affects or relates to the voting or giving of written consent with respect to any shares of Company Capital Stock, and there is no agreement between or among any Shareholders to such effect.

         2.3. SUBSIDIARIES. Except as set forth on Schedule 2.3, the Company does not own or hold, directly or indirectly, an interest or investment in any corporation, partnership, business, trust or other entity, except for shares of TMC Capital Stock. The Company has no obligations, whether absolute or contingent, to purchase or acquire any equity security or other ownership interest in any other business entity.

         2.4. AUTHORITY, APPROVAL AND ENFORCEABILITY.

              (a) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, and all corporate action on its part necessary for such execution, delivery, performance and consummation has been duly taken. The Agreement and the Transactions have been unanimously approved by all of the holders of all classes of the Company Capital Stock.

              (b) The execution and delivery by the Company of this Agreement do not, and the performance and consummation of the Transactions will not, result in or give rise to (with or without the giving of notice or the lapse of time, or both) any conflict with, breach or violation of, or default, termination, forfeiture or acceleration of obligations under, or result in any lien by virtue of, any terms or provisions of (i) its Articles of Incorporation or Bylaws, (ii) any statute, rule or regulation, or any judicial, governmental, regulatory or administrative decree, order, writ or judgment, directive, interpretation or other requirement applicable to the Company or its assets, or (iii) except as set forth on Schedule 2.4, any material agreement, lease or other instrument to which it is a party or by which it or any of its assets may be bound.

              (c) No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the part of the Company for the consummation by it of the Transactions, except the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of California.

              (d) This Agreement has been duly and validly executed and delivered by the Company and is the legal, valid and binding obligation of the Company, enforceable against it in accordance with the terms hereof, except as such enforcement may be (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) subject to general equitable principles.

         2.5. LICENSES AND PERMITS. The Company has, and at all times has held, all permits, licenses, orders, authorizations, registrations, qualifications, approvals and other analogous instruments (collectively, "Permits") (and each is in full force and effect) as required by applicable law for the purpose of conducting its business or owning its properties or both, in each jurisdiction in which it does business or owns property or in which such Permits are otherwise required and where the failure to have such Permits would have a Material Adverse Effect. The Company is in compliance with all such Permits, except where non-compliance would not have a Material Adverse Effect. There are no proceedings pending or, to the knowledge of the Shareholders, threatened to revoke or terminate any such presently existing Permits and the Shareholders know of no reason why any such Permit would not be renewed in the ordinary course. The Company has made all filings and registrations and the like necessary or required by law to conduct its business, except where the failure to make such filings and registrations would not have a Material Adverse Effect.

         2.6. FINANCIAL STATEMENTS.

              (a) The Company has delivered to TMC complete copies of (y) its audited balance sheets as of October 31, 1996, 1995, and 1994 and the related audited statements of income and retained earnings and cash flows for the years then ended and (z) its unaudited balance sheet as of July 31, 1997 and the related unaudited statement of income and retained earnings for the period from October 31, 1996, through July 31, 1997 (collectively, the "Company Financials"). Except as set forth on Schedule 2.6, the Company Financials (i) have been prepared from the books and records of the Company, in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis with prior periods and (ii) present fairly the financial position of the Company as of the respective dates and the results of its operations and cash flows for the periods then ended.

              (b) Except as set forth on Schedule 2.6, there is no outstanding claim, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, other than the liabilities and obligations reflected on the latest balance sheet included in the Company Financials, except for (i) liabilities and obligations for the fees and expenses charged by Merrill Lynch & Co. and Irell & Manella LLP in connection with the Transactions; (ii) liabilities and obligations (not exceeding $100,000, in the aggregate) incurred in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Company Financials; and (iii) obligations under contracts and commitments incurred in the ordinary course of business and not required under GAAP to be reflected as liabilities in the Company Financials.

         2.7. MATERIAL ADVERSE CHANGES. Since October 31, 1996, except as is set forth on Schedule 2.7, there has not occurred:

              (a) Any events, circumstances or developments of any character that have caused, or are reasonably likely to cause, a Material Adverse Effect;

              (b) Any increase in the indebtedness or liabilities of the Company over the level thereof as reflected on the most recent balance sheet included in the Company

Financials (except as contemplated by this Agreement), or any mortgage, pledge or encumbrance on any of the assets of the Company;

              (c) Any amendment or modification of, or waiver with respect to, any Material Agreement (as defined below), or any termination of any agreement that would have been a Material Agreement were such agreement in existence on the date hereof;

              (d) Any creation of any written or oral agreement, contract, commitment or transaction involving the Company that extends beyond the first anniversary of the date hereof or that involves obligations or payments thereunder in excess of $50,000;

              (e) Any transaction by the Company, whether or not covered by the foregoing, not in the ordinary course of business and consistent with past practice, including, without limitation, any purchase or sale of any asset having a cost or value in excess of $50,000;

              (f) Any material alteration in the manner of keeping the books, accounts or records of the Company, or in the accounting practices therein reflected;

              (g) Any declaration or payment of any dividends or distributions by the Company (other than as reflected in the Company Financials), any acquisition or redemption by the Company of any of its equity securities or (except for this Agreement) any transaction between the Company and one or more of its officers, directors, any of the Shareholders (including for this purpose any trustees or beneficiaries of any Shareholder that is a trust) or any affiliates thereof; or

              (h) Any agreement, commitment or understanding to do any of the things described in subsections (a) through (g) of this Section 2.7.

         2.8. ASSETS; REAL PROPERTY.

              (a) Except as set forth in Schedules 2.8(a) or (b) the Company has good and marketable (and, in the case of Real Property, as defined below, fee simple absolute) title to all of the assets reflected on the Company Financials (except for assets sold in the ordinary course of business, consistent with past practice, since the date of the latest balance sheet included in the Company Financials), free and clear of all liens, mortgages, pledges, charges, security interests, encumbrances, title defects, leases, options to purchase, material restrictions or adverse claims of any nature whatsoever which, individually or in the aggregate, would have a Material Adverse Effect on the Company or on the value or the current or intended use of such asset.

              (b) Set forth on Schedule 2.8(b) is a complete and correct list of all assets owned by the Company having a value in excess of $50,000.

              (c) Schedule 2.8(c) sets forth a complete and correct description of each parcel of real property (collectively, the "Real Property") owned or used by the Company (including properties co-owned with others).

                  (i) No portion of the Real Property contains, or is being or has been used in any manner at any previous time for the storage, disposal, treatment, processing, production, refinement, generation or other handling of, waste contamination, oils or petroleum products, PCBs, asbestos, or other waste, compound, substance or material the use, release, disposal, presence or storage of which is restricted, or regulated, or required to be reported, or could give rise to liability or an obligation to abate or remediate, under any "Environmental Protection Law," as such term is defined below (hereinafter "Hazardous Substances").

                  (ii) There is not present at, under, in or emanating from, any of the Real Property, any Hazardous Substances in soil, ground water, improvements or otherwise.

                  (iii) No condition exists on or with respect to any of the Real Property that violates any federal, state, local, or other law (including the common law), regulation, code, order, or rule (an "Environmental Protection Law"), or requires reporting to any governmental authority or that may give rise to any liability under any Environmental Protection Law.

                  (iv) No portion of the Real Property contains underground tanks of any type, or any materials containing PCBs or any asbestos or contains any above-ground, surface or sub-surface conditions that constitute, or that through the passage of time may constitute if not abated, a public or private nuisance or a trespass.

                  (v) No portion of the Real Property has been designated, listed, or identified in any manner by the United States Environmental Protection Agency (the "EPA") or any other federal, state or local agency or governmental entity under or pursuant to any Environmental Protection Law as a site which has been reported to have had or which has had a release of Hazardous Substances or as a hazardous waste or hazardous substance disposal or removal site, Superfund or clean-up site or candidate for investigation or remediation or removal or closure pursuant to any Environmental Protection Law.

                  (vi) Neither the Company nor any of its affiliates has received at any time a summons, citation, notice, directive, letter or other communication, written or oral (an "Environmental Notice"), from the EPA or any other federal, state, local or other governmental agency or instrumentality, related to any portion of the Real Property, including, without limitation, actual or possible releasing, spilling, leaking, pumping, pouring, emitting, emptying, dumping or disposing of Hazardous Substances, and there exist no facts that would be the basis for the Company or any of its affiliates receiving any such Environmental Notice.

                  (vii) The Real Property complies with, and is currently operated in accordance with, all applicable ordinances, laws, rules, regulations, statutes, codes and orders affecting such Real Property or the possession, use, occupancy or operation thereof promulgated by any federal, state, local or other governmental agency or instrumentality (including, without limiting the generality of the foregoing, the Americans With Disabilities Act, health and safety codes, and all applicable zoning ordinances) and any and all liens, encumbrances, agreements, covenants, conditions and restrictions affecting the Real Property or the owner or occupant thereof. Neither the Company nor any affiliate has received any notice from any governmental agency or instrumentality requiring any repairs or changes to any portion of the Real Property, except for notices which have been fully complied with.

                  (viii) All improvements on the Real Property are in good condition, reasonable wear and tear excepted, and there are no material defects in any such improvements which would be likely to preclude the use of the improvements for the uses for which they are now being put. There are no defects in any such improvements which would pose an unreasonable risk to the life or health of any person.

                  (ix) The Company has been advised that TMC has obtained an appraisal of the Real Property prepared for TMC by Buss-Shelger Associates (the "Appraisal"). To the best knowledge of the Shareholders, the facts upon which the Appraisal was based are accurate in all material respects.

                  (x) The Company has no notice of any pending or threatened proceeding in eminent domain or otherwise which would affect the Real Property, or any portion thereof, nor does the Company know of any facts which might give rise to such action or proceeding.

                  (xi) The Company has no knowledge of any plan, study or effort of any governmental authority or agency or of any nongovernmental person or entity which in any way would materially affect the use of the Real Property, or any portion thereof.

                  (xii) To the Company's best knowledge, there are no intended public improvements which will result in any charge being levied or assessed against, or in the creation of any lien upon the Real Property or any portion thereof.

                  (xiii) The Real Property has not generated revenues in excess of $5,000,000 since 1993.

                  (xiv) All taxes, assessments, charges and impositions (collectively, "Real Property Impositions") which now constitute or may constitute a lien on any of the Real Property have been paid before delinquency, except those Real Estate impositions which are not yet payable.

                  (xv) The exercise of the right to use or maintain any easement on or against any of the Real Property in accordance with the terms of such easement will not damage any of the improvements on or of any of the Real Property, and shall not interfere with the use or occupancy of any of the Real Property.

              (d) The representations and warranties contained in Section 2.8(c) shall survive and continue to be enforceable notwithstanding any investigation, and any knowledge of inaccuracy, by TMC or Acquisition Sub, it being agreed that TMC and Acquisition Sub are entitled to be indemnified pursuant to Section 7.2(a) hereof against any Losses resulting from an inaccuracy in the representations and warranties contained in Section 2.8(c) regardless of whether any or all of them had knowledge that such representations and warranties are inaccurate. The parties hereto acknowledge that they are both aware that certain of the representations and warranties made by the Shareholders in Section 2.8(c) may be inaccurate and that such representations and warranties are not intended to attempt to represent that certain statements are in fact true, but rather are intended to clarify that TMC and Acquisition Sub are entitled to be indemnified against any Losses resulting from any inaccuracies in such representations and warranties.

         2.9. MATERIAL AGREEMENTS AND RELATIONSHIPS.

              (a) Except as set forth on Schedule 2.9, the Company is not a party to or subject to any oral or written:

                  (i) joint venture, partnership or other contract or arrangement presently in effect involving the sharing of profits or losses;

                  (ii) agreement presently in effect relating to the purchase or acquisition, by merger or otherwise, of a significant portion of its business, assets or securities by any other person, or of any other person by it, other than as contemplated herein;

                  (iii) agreement presently in effect containing a covenant or covenants which purport to limit its ability or right to engage in any lawful business activity material to it or to compete with any person or entity in a business material to it;

                  (iv) agreement presently in effect involving payments to or obligations of it in excess of $50,000, not otherwise described in this Section 2.9;

                  (v) agreement that relates to the borrowing or lending by the Company of any money or the guaranty by the Company of any obligation of another in excess of $50,000;

                  (vi) agreement not terminable on 60 days notice or less or with a performance obligation on the part of the Company due more than 6 months from today's date;

                  (vii) agreement that creates or continues or, upon the occurrence of some future event, would create any material claim, lien, charge or encumbrance against, or right of any third party with respect to, any material asset of the Company;

                  (viii) agreement that affects the ownership, use, development, operation, or management of the Real Property; or

                  (ix) agreement with any of its directors or officers, any Shareholder, or any trustee or beneficiary of any of the Shareholders.

The term "Material Agreements" means the agreements of the Company required to be disclosed on Schedule 2.9.

              (b) The Company has performed all material obligations required to be performed by it on or prior to the date hereof under each Material Agreement to which it is a party, except for such failures to perform, defaults, breaches, or violations under such instruments or obligations that would not have a Material Adverse Effect.

        2.10. EMPLOYEE BENEFITS.

              (a) The Company has only one employee, Mr. Warren B. Williamson. The Company has not had any other employees during the last three years (and shall have no employees by the Effective Time).

              (b) Neither the Company nor any of its "ERISA Affiliates" sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to, or in respect of, any "Employee Pension Benefit Plan" or "Benefit Arrangement" (as such terms are defined below).

              (c) For purposes of this Section 2.10, the following definitions shall apply:

                  (i) "Benefit Arrangement" means any benefit arrangement that is not an Employee Benefit Plan, including without limitation (A) any employment or consulting agreement, (B) any arrangement providing for insurance coverage or workers' compensation benefits, (C) any incentive bonus or deferred bonus arrangement, (D) any arrangement providing termination allowance, severance or similar benefits, (E) any equity compensation plan, (F) any deferred compensation plan, and (G) any compensation policy and practice maintained by the Company covering any employees, former employees, directors and former directors of the Company or the beneficiaries of any of them.

                  (ii) "Employee Benefit Plan" means any employee benefit plan, as defined in Section 3(3) of ERISA.

                  (iii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  (iv) "ERISA Affiliate" of any person means any other person that, together with such person as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Internal Revenue Code of 1986.

         2.11. COMPLIANCE WITH LAWS. The Company has complied in all material respects with all foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity applicable to the Company, its assets or its business, except in such cases where non-compliance would not have a Material Adverse Effect. The Company has not received any governmental notice of any violation or alleged violation by the Company of any such laws, rules, regulation or orders.

         2.12. ABSENCE OF LITIGATION. Except as set forth on Schedule 2.12, the Company is not a party to any litigation, claim, arbitration, investigation or other proceeding, nor, to the best knowledge of the Shareholders, is there any such litigation, claim, arbitration, investigation or other proceeding threatened against the Company. Neither the Company, the Shareholders, nor any of their respective officers or directors is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person that relates to the Company.

         2.13. NO BROKERS. Except as set forth in Schedule 2.13, the Company is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

         2.14. TAXES.

              (a) Definitions. For purposes of this Agreement:

                  (i) the term "Taxes" means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (C) liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and the term "Tax" means any one of the foregoing Taxes; and

                  (ii) the term "Returns" means all returns, declarations, reports, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

              (b) The Company has accurately prepared and timely filed all Returns required to have been filed. The Company will accurately prepare and timely file all Returns required to be filed after the date of this Agreement and on or prior to the Closing, and will provide TMC the reasonable opportunity to review and comment on any such Return prior to its filing.

              (c) The Company has timely paid all Taxes required to have been paid by it. The Company will timely pay all Taxes that are required to be paid after the date of this Agreement and on or prior to the Closing.

              (d) Except as set forth on Schedule 2.14: (i) none of the Returns of the Company have been audited or are under audit by any tax authority, and the Company has not received notice of a forthcoming audit of its Returns; (ii) no claim has been made by a Tax authority in a jurisdiction where the Company does not file Returns that such entity is or may be subject to Tax by that jurisdiction; (iii) no extensions or waivers of statutes of limitations with respect to the Returns have been given by or requested from the Company; and (iv) no power of attorney granted by the Company with respect to Taxes is in force.

              (e) There are no liens for any material amount of Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company.

              (f) The Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreement.

              (g) The Company has not ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of combined, consolidated or unitary group for state, local or foreign Tax purposes. The Company has not made an election under Section 1361 of the Code or any predecessor provision or any similar provision for state, local or other Tax purposes. The Company has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by it. The Company has not made a consent dividend election under Section 565 of the Code.

              (h) The Company has not agreed to make, nor is it required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state or foreign tax laws by reason of a change in accounting method or otherwise. The Company has always used and continues to use the accrual method of accounting for federal and state income and franchise Tax purposes. The Company is not a party to or bound by any closing agreement, offer in compromise or similar agreement with any Taxing authority.

              (i) The Company is not, and has not been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

              (j) Except as set forth in Schedule 2.14, to the knowledge of the Shareholders, as of the date hereof, no Shareholder is other than a United States person within the meaning of the Code.

              (k) Except as set forth in Schedule 2.14, the Company does not have a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and the Company has not engaged in a trade or business within any foreign country. The Company has not made a "waters-edge election" pursuant to California Revenue and Tax Code Section 25110.

              (l) Except as set forth on Schedule 2.14, the Company is not party to any joint venture, partnership, or other arrangement or contract which could reasonably be expected to be treated as a partnership for federal income tax purposes.

              (m) Except as set forth on Schedule 2.14, the unpaid Taxes of the Company as of the date hereof are not materially in excess of the unpaid liability for Taxes reflected on the Company Financials.

              (n) All material elections with respect to Taxes affecting the Company as of the date of this Agreement that are not readily identifiable on the Returns heretofore provided to or made available to TMC and any attachments thereto are set forth in Schedule 2.14. No material election with respect to Taxes will be made after the date of this Agreement without the prior written consent of TMC.

              (p) Schedule 2.14 sets forth all state, local or foreign jurisdictions in which the Company is or at any time during the past five years has been subject to Tax. Other than in the State of California, at no time during the five-year period ending on the date hereof did the Company engage in the following activities in any state, local or foreign jurisdiction: (i) perform more than an insignificant amount of services or solicit business using its own employees, or (ii) engage in or do business, or (iii) own property.

              (q) Schedule 2.14 sets forth all Returns the due dates for which (including any valid extensions of time currently in effect) are sixty (60) or fewer days following the Closing, and the Taxes for which estimated or final payments may, based on current operations of the Company, become due sixty (60) or fewer days following the Closing.

         2.15. COMPLIANCE WITH INSTRUMENTS. Except as set forth in Schedule 2.15, the Company is not (and would not be with the giving of notice or the passage of time or both) in violation of, conflict with, breach of or default under any term or provision of its Articles of Incorporation or Bylaws, or any agreement, arrangement, contract, lease or other instrument to which it is bound or its properties are subject, except where such violation, conflict, breach or default would not have a Material Adverse Effect.

         2.16. NO POWERS OF ATTORNEY OR SURETYSHIPS. Except as set forth on
Schedule 2.16, (a) the Company has not granted any general or special powers of attorney and (b) the Company has no obligation or liability (whether actual, contingent or otherwise) as guarantor, surety, consignor, endorser, co-maker, indemnitor, obligor on an asset or income maintenance agreement or otherwise in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity.

         2.17. TAX-FREE REORGANIZATION. The Company has not engaged in any transaction which it believes would preclude the Transactions from constituting a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

                                   ARTICLE 3.

            REPRESENTATIONS AND WARRANTIES REGARDING THE SHAREHOLDERS

         Each of the Shareholders severally and not jointly represents and warrants to TMC and Acquisition Sub as follows:

         3.1. ORGANIZATION. Such Shareholder is duly organized and validly existing and (if a corporation) in good standing under the laws of the state of its organization or incorporation.

         3.2. AUTHORITY, APPROVAL AND ENFORCEABILITY.

              (a) Such Shareholder has full power and authority to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement (as defined herein) and to consummate the Transactions, and all necessary action required to have been taken by or on behalf of such Shareholder (including any actions required pursuant to its trust instrument or charter documents, as applicable) for such execution, delivery, performance and consummation has been duly taken.

              (b) The execution and delivery by such Shareholder of this Agreement and the Registration Rights Agreement do not, and the performance and consummation of the Transactions by such Shareholder will not, result in or give rise to (with or without the giving of notice or the lapse of time, or both) any conflict with, breach or violation of, or default, termination, forfeiture or acceleration of obligations under, or result in any lien by virtue of, any terms or provisions of (i) its Declaration (as defined below), other trust instruments or charter documents (as applicable); (ii) any statute, rule or regulation, or any judicial, governmental, regulatory or administrative decree, order, writ, judgment, directive, interpretation or other requirement applicable to such Shareholder, its assets, or, in the case of a Trust, its Trustees (as such terms are defined below) or their assets; or (iii) any material agreement or other instrument to which it is a party or to which any of its assets is subject, or in the case of a Trust, to which any of its Trustees is a party or to which any of such Trustees' assets are subject.

              (c) With respect to any Shareholder which is a trust (a "Trust"):
(i) such Trust has not been revoked, modified, or amended in any manner which would cause the representations and warranties made by such Trust herein to be untrue or incorrect or cause this Agreement to be unenforceable against such Trust; (ii) each trustee (a "Trustee") of such Trust has accepted appointment as a trustee of such Trust under the declaration of trust relating to such Trust (the "Declaration"), and, by the terms of such Trust, is qualified and possesses the necessary trust powers to act, and does act as a Trustee pursuant to such Declaration; (iii) the Trustees who have executed and delivered this Agreement and the Registration Rights Agreement on behalf of such Trust possess the full power and authority to execute and deliver the Agreement and the Registration Rights Agreement and to consummate the Transactions, and, in so doing, are properly acting and exercising their powers under such Declaration; (iv) the Trustees of who have executed and delivered this Agreement and the Registration Rights

Agreement on behalf of such Trust constitute all of the currently acting Trustees of such Trust, and the signature of such Trustees is all that is required for the execution and delivery of this Agreement and the Registration Rights Agreement and to authorize the consummation of the Transactions; and (v) no other signature or other proceedings on the part of such Trust or any of its Trustees or beneficiaries is necessary to approve this Agreement and the Registration Rights Agreement or to authorize the execution and delivery, and the performance of the terms, hereof and thereof.

              (d) No consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the part of such Shareholder for the consummation by it of the Transactions, except the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of California.

              (e) This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed and delivered by such Shareholder, and are such Shareholder's legal, valid and binding obligations, enforceable against it in accordance with the respective terms hereof and thereof, except as such enforcement may be (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) subject to general equitable principles.

         3.3. OWNERSHIP OF COMPANY CAPITAL STOCK. As of the date hereof, such Shareholder is the sole record and beneficial owner of the number of shares of Company Capital Stock set forth opposite its name in Exhibit C hereto, free and clear of all liens, encumbrances, mortgages, pledges, security interests, restrictions, prior assignments and claims of any kind or nature whatsoever (except for those created by this Agreement).

         3.4. NO REGISTRATION; INVESTMENT INTENT.

              (a) Such Shareholder understands that the TMC Merger Shares are being offered and sold without registration under the Securities Act of 1933, as amended (the "Act"), based upon an exemption provided under the Act and without qualification or registration under the securities laws of California, in reliance upon the representations and warranties made by the Shareholders herein, and the TMC Merger Shares may not be re-sold, transferred, assigned or otherwise disposed of other than pursuant to an effective registration statement or pursuant to an exemption from such registration requirements.

              (b) Such Shareholder agrees that it shall not sell, transfer, assign, pledge or otherwise dispose of any TMC Merger Shares (or any interest therein) unless (a) pursuant to an effective registration statement or (b) such Shareholder delivers to TMC an opinion of counsel, reasonably acceptable to TMC, that such sale, transfer, assignment, pledge or other disposition is exempt from registration under the Act. The stock certificates representing the TMC Merger Shares will have a legend to that effect, and TMC may give appropriate "stop transfer" instructions to its transfer agent.

              (c) Such Shareholder understands that it may be deemed an "affiliate" of TMC and/or the Company, as such term is used for purposes of Rules 144 and 145 under the Act, in which case any disposition of TMC Merger Shares by such Shareholder may be subject to the requirements of such rules (although this shall not be deemed an admission that such Shareholder is such an affiliate).

              (d) Such Shareholder is acquiring the TMC Merger Shares to be issued to it in the Merger for investment purposes for its own account and without a view to distribution or resale thereof (except in compliance with applicable law).

              (e) Such Shareholder acknowledges that it has had the right to ask questions of and receive answers from TMC and its officers and representatives and from the Company and its officers and representatives to obtain such information concerning TMC, the Company and the terms and conditions of the Merger and the Transactions as such Shareholder deems necessary prior to making an investment decision with respect to the Transactions, including with respect to the TMC Merger Shares. Such Shareholder has such knowledge and experience in financial and business matters so as to enable such Shareholder to evaluate the merits and risks of an investment in the TMC Merger Shares. Such Shareholder is able to bear the economic risk of the investment in the TMC Merger Shares.

              (f) Such Shareholder is domiciled in the State of California, and files income tax returns as a person or entity that is domiciled in that State.

         3.5. NO BROKER. Such Shareholder is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

         3.6. TAX-FREE REORGANIZATION. Such Shareholder has not engaged in any transaction which it believes would preclude the Transactions from constituting a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

                                   ARTICLE 4.

                        REPRESENTATIONS AND WARRANTIES OF
                             TMC AND ACQUISITION SUB

         TMC and Acquisition Sub, jointly and severally, represent and warrant to the Company and the Shareholders as follows:

         4.1. ORGANIZATION AND STANDING.

         Each of TMC and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse

Effect. Whenever used in this Article 4, "Material Adverse Effect" shall mean a material adverse effect on the business, assets, prospects, condition (financial or otherwise) or results of operations of TMC and its subsidiaries (on a consolidated basis), or the ability of TMC to consummate the Transactions.

         4.2. AUTHORITY, APPROVAL AND ENFORCEABILITY.

              (a) Each of TMC and Acquisition Sub has all requisite corporate power and authority (and no vote or approval of the stockholders of TMC is required for it) to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement, as the case may be, and to consummate the Transactions and subject to the approval by the Board of Directors of TMC, all corporate action on their respective parts necessary for such execution and delivery and, performance and consummation has been duly taken. A special committee of the Board of Directors of TMC (the "Special Committee") is considering this Agreement and the Transactions and will make a recommendation with respect thereto to the Board of Directors of TMC.

              (b) Subject to the approval by the Board of Directors of TMC, the execution and delivery by each of TMC and Acquisition Sub, as the case may be, of this Agreement, the Certificate of Merger and the Registration Rights Agreement do not, and, the performance and consummation of the Transactions will not, result in or give rise to (with or without the giving of notice or the lapse of time, or both) any conflict with, breach or violation of, or default, termination, forfeiture or acceleration of obligations under, any terms or provisions of its (i) Certificate of Incorporation or Bylaws, (ii) any statute, rule or regulation or any judicial, governmental, regulatory or administrative decree, order, writ, judgment, directive, interpretation or other requirement applicable to it or its assets, or (iii) any material agreement, lease or other instrument to which it is a party or by which it or any of its assets may be bound (other than, in the case of items (ii) and (iii) immediately above, such breaches, violations, defaults, terminations, forfeitures or accelerations as would not have a Material Adverse Affect).

              (c) Assuming that the representations and warranties contained in
Section 3.4 are true, no consent, approval, authorization, order, registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the part of TMC or Acquisition Sub for the consummation by each of TMC and Acquisition Sub, as the case may be, of the Transactions, except any approvals or filings required under state "blue sky" laws, the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the Secretary of State of the State of California, the filing of the Certificates of Designation with the Secretary of State of the State of Delaware and, with respect to the Registration Rights Agreement, the registration, filings and other requirements contemplated thereby.

              (d) This Agreement, the Certificate of Merger, the Certificates of Designation and the Registration Rights Agreement have been duly and validly executed and delivered by TMC and/or Acquisition Sub, as applicable, and are the legal, valid and binding obligations of TMC and/or Acquisition Sub, as applicable, enforceable against them in accordance with the respective terms hereof and thereof, except as such enforcement may be (i) limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and (ii) subject to general equitable principles.

         4.3. FINANCIAL STATEMENTS AND SEC REPORTS.

              (a) During the past twelve months, TMC has timely filed all required forms, reports, statements and documents with the Securities and Exchange Commission (the "Commission"), all of which have complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). TMC has delivered or made available to the Company and the Shareholders true and complete copies of (i) TMC's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, (ii) TMC's proxy statement relating to TMC's annual stockholders meeting held May 8, 1997, and (iii) all other forms, reports, statements and documents filed by TMC with the Commission pursuant to the Exchange Act since March 31, 1997 (collectively, the "TMC Reports"). As of their respective dates, the TMC Reports (including the financial statements contained therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

              (b) The audited consolidated financial statements contained in TMC's Annual Report on Form 10-K for the year ended December 31, 1996 were prepared in accordance with generally accepted accounting principles ("GAAP") and present fairly TMC's consolidated financial position and the results of its operations as of December 31, 1996 and for the year then ended. The unaudited condensed consolidated financial statements contained in TMC's Quarterly Report on Form 10-Q for the three months ended March 31, 1997 were prepared on a basis consistent with the audited consolidated financial statements for the year ended December 31, 1996 and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the fiscal year.

              (c) Absence of Certain Changes. Except as otherwise disclosed in the TMC Reports, since December 31, 1996 there has not been any events, circumstances or developments of any character that have, or would reasonably be expected to have, a Material Adverse Effect.

         4.4. TMC CAPITAL STOCK. The shares of TMC Merger Shares to be issued to the holders of Company Capital Stock as contemplated hereunder (i) are duly authorized; (ii) when issued pursuant to the terms of this Agreement, will be validly issued, fully paid, non-assessable and not subject to any preemptive rights; and (iii) with respect to the shares of the Series A Common Stock to be issued in the Merger, will be listed on the New York Stock Exchange (the "NYSE"). The shares of Series A Common Stock issuable upon conversion of the Series C-1 and C-2 Preferred Stock shall be listed on the NYSE on or before the time that any shares of Series C-1 or C-2 Preferred Stock are converted.

         4.5. NO BROKERS. Neither TMC nor Acquisition Sub is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement in connection with the Transactions, except for the fees and expenses of (a) Goldman, Sachs & Co. which has been employed by TMC as its financial advisor; and (b) Morgan Stanley & Co. Incorporated, which has been employed by the Special Committee as its financial advisor.

         4.6. TAX-FREE REORGANIZATION. Neither TMC nor Acquisition Sub has engaged in any transaction which it believes would preclude the Transactions from constituting a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

         4.7. CAPITAL STOCK.

              (a) The authorized capital stock of TMC consists of

                  (i) 500,000,000 shares of Series A Common Stock, $1 par value (the "Series A Common Stock"), of which 68,997,386 shares were issued and outstanding as of May 8, 1997;

                  (ii) 100,000,000 shares of Series B Common Stock, $1 par value (the "Series B Common Stock"), of which no shares were issued and outstanding as of May 8, 1997;

                  (iii) 300,000,000 shares of Series C Common Stock, $1 par value (the "Series C Common Stock"), of which 26,620,836 shares were issued and outstanding as of May 8, 1997;

                  (iv) 900,000 shares of Series A Preferred Stock, $1 par value (the "Series A Preferred Stock"), of which 823,568 shares were issued and outstanding as of May 8, 1997;

                  (v) 8,438,822 shares of Series B Preferred Stock, $1 par value (the "Series B Preferred Stock"), of which no shares were issued and outstanding as of May 8, 1997; and

                  (vi) subject to the filing of the Certificate of Designation attached as Exhibit B-1 hereto, 380,972 shares of Series C-1 Preferred Stock, $1 par value (the "Series C-1 Preferred"), of which (A) no shares are issued and outstanding at the time that this Agreement is being executed and (B) 380,972 shares (being part of the TMC Merger Shares) shall be issued and outstanding immediately after the Effective Time;

                  (vii) subject to the filing of the Certificate of Designation attached as Exhibit B-2 hereto, 245,100 shares of Series C-2 Preferred Stock, $1 par value (the "Series C-2 Preferred"), of which (A) no shares are issued and outstanding at the time that this Agreement is being executed and (B) 245,100 shares (being part of the TMC Merger Shares) shall be issued and outstanding immediately after the Effective Time; and

                  (viii) 23,661,178 (on the date of this Agreement, being reduced upon the filing of the Certificates of Designation by the number of shares set forth therein) shares of Preferred Stock without designation (the "Undesignated Preferred Stock"), of which no shares were issued and outstanding as of May 8, 1997.

              (b) All of the issued and outstanding shares of TMC Capital Stock are duly authorized, validly issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws.

              (c) The authorized capital stock of Acquisition Sub consists of 1,000 shares of common stock, par value $.01 per share, of which 100 shares are issued and outstanding. All of such outstanding shares are owned by TMC and are validly issued, fully paid and nonassessable.

                                   ARTICLE 5.

                                    COVENANTS

         5.1. CONDUCT OF BUSINESS. The Shareholders shall not permit the Company to, and the Company shall not, enter into any material agreements or take any other significant actions without the prior written consent of TMC, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, except as otherwise contemplated by this Agreement, the Shareholders shall not permit the Company to, and the Company shall not:

              (a) Other than in the ordinary course of business consistent with past practice, set aside or pay any dividend or distribution of assets on its capital stock to, repurchase any of its capital stock from, or enter into any transaction with, any of the Shareholders (including any trustees or beneficiaries thereof), or its directors, officers, employees, agents, or consultants;

              (b) Enter into any agreement or commitment that would be a Material Agreement if in existence on the date hereof;

              (c) Amend, modify or terminate any Material Agreement;

              (d) Alter the manner of keeping its books, accounts or records or the accounting practices therein reflected;

              (e) Issue any capital stock or any security convertible into, or options, warrants or rights to acquire, its capital stock;

              (f) Create, incur or assume any indebtedness or guarantee or otherwise become liable for any obligations of any other person;

              (g) Make any loans, advances or new investments;

              (h) cancel any debts owed to it, or settle any claims held by it, for less than the full amount due;

              (i) amend its Articles of Incorporation or Bylaws;

              (j) acquire, sell, lease, encumber, transfer or dispose of any of its assets, other than in the ordinary course of business, consistent with past practice;

              (k) make any changes (including changes in compensation) in its employment arrangements;

              (l) take any action that would, or is reasonably likely to, result in any of the representations and warranties set forth in Articles 2 and 3 being untrue or incorrect as of the date made or at the Effective Time;

              (m) take any action which would frustrate TMC's and Acquisition Sub's ability to consummate the Transactions or materially diminish the value of the Company or the benefits reasonably anticipated by TMC and Acquisition Sub as a result of the Transactions; or

              (n) Agree to do any of the foregoing.

         5.2. ACTIONS CONTRARY TO TAX FREE TREATMENT. Each of TMC, the Company, Acquisition Sub and the Shareholders will not, from the date hereof through and after consummation of the Merger, knowingly take any action inconsistent with (or fail to take any action necessary for) the treatment of the Merger as a "reorganization" described in Section 368(a)(1)(A) of the Code. TMC has no plan or intention to liquidate Acquisition Sub; to merge Acquisition Sub with or into another corporation; to sell or otherwise dispose of the stock of Acquisition Sub except for transfers of stock to corporations controlled by TMC; or to cause Acquisition Sub to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets (by way of a merger or otherwise) to TMC or any corporation controlled by TMC.

         5.3. CONTINUITY OF INTEREST AND RESTRICTIONS ON RESALE. Each of the Shareholders represents, warrants and agrees as follows (except that Section 5.3(b) only applies to Chandler Trust No. 2):

              (a) Such Shareholder intends to treat the Merger as a "reorganization" described in Section 368 of the Code, and understands that one condition to qualification of the Merger as a reorganization is the retention of a significant continuing equity interest in Acquisition Sub by the Shareholders, through their ownership of the TMC Merger Shares.

              (b) Such Shareholder has no plan or intention (a "Plan") to, and agrees that, for a period of two (2) years after the Closing, it shall not, engage, agree to engage, or enter into any plan, agreement or understanding to engage, in any sale, exchange, transfer, distribution, pledge, disposition or other transaction which results in a reduction of such Shareholder's interest or risk of ownership in, whether directly or indirectly (such actions being collectively referred to as a "Sale"), the TMC Merger Shares received by such Shareholder in the Merger such that the aggregate fair market value, as of the Effective Time, of TMC Merger Shares subject to such Sales would exceed fifty percent (50%) of the aggregate fair market value, determined at such time, of the TMC Merger Shares. For purposes of this Section 5.3, shares of Company Capital Stock (or the portion thereof) with respect to which a Sale occurs prior to and in contemplation of the Merger, shall be considered shares of outstanding Company Capital Stock exchanged for TMC Merger Shares in the Merger and then disposed of following the Merger pursuant to a Plan.

              (c) Such Shareholder has not engaged, agreed to engage, or entered into any plan, agreement or understanding to engage, in a Sale of any Company Capital Stock in contemplation of the Merger. Other than as required by the Agreement, such Shareholder will not engage, agree to engage, or enter into any plan, agreement or understanding to engage, in a Sale of any Company Capital stock prior to the Merger.

              (d) Such Shareholder does not intend to take a position on any federal or state income tax return that is inconsistent with the treatment of the Merger as a "reorganization" for federal and state income tax purposes.

              (e) Such Shareholder has been informed of, and has discussed with such Shareholder's legal and financial advisors, the requirements for treatment of the Merger as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code.

         5.4. NO TRANSFER OF COMPANY CAPITAL STOCK. During the period from the date of this Agreement until the Effective Time, the Shareholders shall not sell, transfer or otherwise dispose of any of the shares of Company Capital Stock.

         5.5. BEST EFFORTS. Each party will use its reasonable best efforts to cause all conditions to the Closing to be satisfied as soon as practicable. Each party shall use its reasonable best efforts to obtain any consents necessary or desirable in connection with the consummation of the Transactions.

         5.6. REGISTRATION RIGHTS; NYSE LISTING. TMC shall provide to the Shareholders certain registration rights pursuant to the terms of a registration rights agreement (the "Registration Rights Agreement") substantially in the form previously provided to the Shareholders, which shall be executed by TMC and the Shareholders on or prior to the Effective Time, and TMC shall cause the shares of Series A Common Stock to be issued in the Merger to be listed on the NYSE. The shares of Series A Common Stock issuable upon conversion of the Series C-1 and C-2 Preferred Stock shall be listed on the NYSE on or before the time that any shares of Series C-1 or C-2 Preferred Stock are converted.

         5.7. TERMINATION OF CERTAIN AGREEMENTS. Prior to the Effective Time, the Company shall terminate, on terms satisfactory to TMC, the Agreement with Respect to the Class A Common Stock of the Company, dated March 4, 1966, the Agreement with Respect to the Class B Shares of the Company, dated December 12, 1982, and any related agreements (collectively, the "Redemption Agreements") and all other agreements (other than this

Agreement) between or among the Company and any of the Shareholders, its directors or officers, and/or any director, officer, trustee or beneficiary of any of the Shareholders.

                                   ARTICLE 6.

                              CONDITIONS TO MERGER

         6.1. CONDITIONS TO OBLIGATIONS OF TMC, ACQUISITION SUB, THE SHAREHOLDERS, AND THE COMPANY. The respective obligations of TMC, Acquisition Sub, the Shareholders and the Company to consummate the Transactions are subject to satisfaction (or waiver by each party whose obligation is subject to such condition) of the following conditions:

              (a) The parties hereto shall have obtained all consents and approvals of, and given all required notices to, third parties (including governmental authorities) required to consummate the Transactions.

              (b) Consummation of the Transactions shall not violate any statute, rule, regulation, order, decree, ruling, injunction or judgment of any court or governmental body having jurisdiction over any of the parties hereto.

              (c) Federal and state securities law exemptions shall be available for the issuance of the TMC Merger Shares.

              (d) TMC, certain of its subsidiaries, Chandler Trust No. 1 and Chandler Trust No. 2 shall have executed a Limited Liability Company Agreement with respect to, and formed, TMCT, LLC, a Delaware limited liability company, and shall have contributed to TMCT, LLC the assets described in a Contribution Agreement.

         6.2. CONDITIONS TO OBLIGATIONS OF TMC AND ACQUISITION SUB. The obligations of TMC and Acquisition Sub to consummate the Transactions are subject to satisfaction (or waiver by them) of the following conditions:

              (a) All representations and warranties of the Shareholders made herein shall be true and correct in all material respects as of the date made, and as of the Closing Date as if made on and as of the Closing Date. Each of the Company and the Shareholders shall have performed in all material respects all obligations and agreements undertaken to be performed by them at or prior to the Closing.

              (b) TMC and Acquisition Sub shall have received opinions of (i) Irell & Manella LLP, counsel to the Company and to Chandler Trust No. 1 and Chandler Trust No. 2, and (ii) counsel to the other Shareholders, substantially in the forms set forth in Exhibit D attached hereto.

              (c) TMC and Acquisition Sub shall have received an opinion of Gibson, Dunn & Crutcher LLP, counsel to TMC and Acquisition Sub, regarding certain tax matters, satisfactory to TMC and Acquisition Sub in form and substance.

              (d) TMC shall be satisfied that no holders of Company Capital Stock shall be entitled to exercise dissenters' rights in connection with the Merger.

              (e) All agreements described in Section 5.7 shall have been terminated to TMC's satisfaction.

              (f) The Special Committee shall have recommended that the Board of Directors of TMC approve this Agreement and the Transactions, and the Board of Directors of TMC shall have approved this Agreement and the Transactions.

              (g) TMC and its counsel shall have received such certificates and other documents related to the Company, the Shareholders and the Transactions as they shall reasonably request.

              (h) TMC shall have received an opinion of Goldman, Sachs & Co. in form and substance satisfactory to TMC.

         6.3. CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE SHAREHOLDERS. The obligations of the Company and the Shareholders to consummate the transactions contemplated hereby are subject to satisfaction (or waiver by them) of the following conditions:

              (a) All representations and warranties of TMC and Acquisition Sub made herein shall be true and correct in all material respects as of the date made, and as of the Closing Date as if made on and as of the Closing Date. TMC and Acquisition Sub shall have performed in all material respects all obligations and agreements undertaken to be performed by them at or prior to the Closing.

              (b) The Company and the Shareholders shall have received an opinion of Gibson, Dunn & Crutcher LLP, counsel to TMC and Acquisition Sub, substantially in the form of Exhibit E attached hereto.

              (c) TMC shall have executed and delivered the Registration Rights Agreement.

              (d) The Company, the Shareholders, and their counsel shall have received such certificates and other documents related to TMC, Acquisition Sub and the Transactions as they shall reasonably request.

                                   ARTICLE 7.

                                    INDEMNITY

         7.1. SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS; NO SUBROGATION.

              (a) All representations, warranties, covenants and agreements of TMC, Acquisition Sub, and the Shareholders in this Agreement shall survive the execution, delivery and performance of this Agreement, and the consummation of the Transactions, except as otherwise provided in this Article 7. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Closing Date.

              (b) The representations and warranties of TMC, Acquisition Sub and the Shareholders set forth in this Agreement, and their indemnity obligations under this Article 7, shall terminate on the second anniversary of the Closing Date (except to the extent that a claim has been made or notice of a claim has been provided prior thereto, in which case the relevant representations and warranties, and the indemnity obligations, shall continue to survive until such matter is finally resolved) (the "Indemnity Termination Date"); provided, however, that any representation or warranty by the Shareholders relating to Taxes, Environmental Protection Laws, Hazardous Substances, ownership of the Company Capital Stock, or the investment intent of the Shareholders (including the representations and warranties set forth in Sections 2.8, 2.14, 2.17, 3.3,
3.4 and 5.3) and the indemnity obligations of the Shareholders with respect thereto shall not terminate until the end of the statute of limitations applicable to the subject matter of such representation or warranty (and, to the extent that a claim has been made or notice of a claim has been provided prior thereto, such representations and warranties, and the indemnity obligations, shall continue to survive until such matter is finally resolved).

              (c) If the Shareholders, or any of them, are determined to be liable, in respect of an alleged breach by the Company or any Shareholder of, or default by the Company or any Shareholder under, this Agreement or any of the agreements or transactions contemplated hereby, then (i) the Shareholders shall not be subrogated, and hereby waive any right of subrogation, to the rights of TMC and/or Acquisition Sub against the Company in respect thereof, and (ii) the Shareholders hereby waive any right to indemnification or contribution from the Company in respect thereof.

         7.2. INDEMNIFICATION OF TMC AND THE SURVIVING CORPORATION.

              (a) Joint and Several Indemnity. The Shareholders agree to indemnify, defend and hold harmless, jointly and severally (with each Shareholder agreeing with each other Shareholder to be responsible for its pro rata share of any obligations hereunder) TMC, and Acquisition Sub, and each of their respective affiliates, successors, assigns, agents and representatives (collectively, the "Affiliated Parties") against and in respect of any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, remedies and penalties (including, without limitation, interest, penalties, settlement costs and any legal, accounting or other fees and expenses for investigating or defending any claims or threatened actions) (collectively, "Losses") that TMC, Acquisition Sub or their Affiliated Parties may incur or suffer in connection with each and all of the following:

                  (i) Any misrepresentation or inaccuracy of any of the representations or warranties of the Shareholders contained in Article 2 of this Agreement;

                  (ii) Any misrepresentation or inaccuracy of, breach of or default under any of the representations, warranties or agreements contained in
Section 5.3 of this Agreement;

                  (iii) Any breach of or default under any covenant, agreement or obligation of the Company or the Shareholders contained in this Agreement or any other agreement or instrument contemplated by this Agreement;

                  (iv) Any liabilities of the Company arising from or relating to the operations of the Company, prior to the Effective Time (except as contemplated by Sections 2.6(b) and 2.7 hereof);

                  (v) Any remediation, monitoring, removal or abatement of Hazardous Substances on or with respect to any of the Real Property if such remediation, monitoring, removal or abatement (a) is required by any Environmental Protection Law or any order or decree of any court or governmental body, or (b) is reasonably necessary to protect TMC or Acquisition Sub against potential liability to third parties, or (c) is reasonably necessary to protect the marketability or value of the Real Property;

                  (vi) The lease agreement, dated as of September 29, 1994, for the office space previously leased by the Company and located at 350 West Colorado Blvd., Pasadena, California;

                  (vii) Any agreement described in Section 5.7 hereof; and

                  (viii) Any Tax liabilities of the Company or Acquisition Sub arising out of the Merger or the Transactions.

              (b) Several Indemnity. Each of the Shareholders agrees to indemnify, defend and hold harmless TMC, Acquisition Sub and their Affiliated Parties against and in respect of any Losses that TMC, Acquisition Sub or their Affiliated Parties may incur or suffer in connection with each and all of the following:

                  (i) Any misrepresentation in or inaccuracy of any of such Shareholder's representations or warranties contained in Article 3 of this Agreement; or

                  (ii) Any breach of or default under any covenant, agreement or obligation of such Shareholder contained in this Agreement or any other agreement or instrument contemplated by this Agreement.

              (c) Limitations. No claim, demand, suit or cause of action shall be brought against the Shareholders under this Section 7.2 unless and until the aggregate amount of Losses under this Section 7.2 exceeds $250,000, in which event TMC, Acquisition Sub and their Affiliated Parties shall be entitled to indemnification from the Shareholders for all Losses under this Section 7.2 in excess of $250,000. The aggregate liability of the Shareholders under this
Section 7.2 for all Losses shall not exceed the fair market value at the time of Closing of the TMC Merger Shares (and, in the case of any Shareholder other than Chandler Trust No. 2, shall not exceed the fair market value at the time of the Closing of the TMC Merger Shares received by such Shareholder). None of TMC, Acquisition Sub, or their Affiliated Parties shall seek or be entitled to punitive damages from the Shareholders or their Affiliated Parties as to any matter arising out of or relating to this Agreement or the Transactions.

              (d) Disclosure with Respect to Schedules. Any disclosure set forth on any Schedule hereto shall be deemed to be disclosed on all other Schedules hereto for the purpose of determining whether any of the representations and warranties made by the Shareholders contained in this Agreement contain any misrepresentations or inaccuracies.

         7.3. INDEMNIFICATION OF THE SHAREHOLDERS.

              (a) Indemnity. TMC agrees to indemnify, defend and hold harmless the Shareholders and their Affiliated Parties against and in respect of any Losses that the Shareholders or their Affiliated Parties may incur or suffer in connection with each and all of the following:

                  (i) Any misrepresentation in or any inaccuracy of any of TMC's or Acquisition Sub's representations or warranties contained in Article 4 of this Agreement

                  (ii) Any breach of or default under any covenant, agreement or obligation of TMC or Acquisition Sub contained in this Agreement or any other agreement or instrument contemplated by this Agreement.

              (b) Limitations. No claim, demand, suit or cause of action shall be brought against TMC under this Section 7.3 unless and until the aggregate amount of Losses under this Section 7.3 exceeds $250,000, in which event the Shareholders and their Affiliated Parties shall be entitled to indemnification from TMC for all Losses under this Section 7.3 in excess of $250,000. The aggregate liability of TMC under this Section 7.3 shall not exceed the fair market value of the TMC Merger Shares at the time of Closing. None of the Shareholders or their Affiliated Parties shall seek or be entitled to punitive damages from TMC, Acquisition Sub or their Affiliates as to any matter arising out of or relating to this Agreement or the Transactions.

         7.4. PROCEDURE FOR INDEMNIFICATION OF TMC WITH RESPECT TO THIRD-PARTY CLAIMS.

              (a) If TMC or any other indemnified party under Section 7.2 determines to seek indemnification with respect to a claim resulting from the assertion of liability by third parties, TMC shall promptly give written notice thereof to the Shareholders, including in such notice a brief description of the facts upon which such claim is based and the amount thereof. The rights of the TMC or any other party to be indemnified hereunder in respect of claims resulting from the assertion of liability by third parties shall not be adversely affected by the failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, the Shareholders are materially prejudiced thereby. TMC shall select and employ counsel in such case, which counsel shall be subject to the reasonable approval of the "Shareholders' Representative" (as defined below), and undertake the defense of such claim. TMC shall not, without the written consent of the Shareholders' Representative (which consent shall not be unreasonably withheld), settle or compromise any such claim or consent to entry of any judgment in respect thereof. The "Shareholders' Representative" is Warren B. Williamson, or, if he is unable or unwilling to act in such capacity, William Stinehart Jr., or, if he is unable or unwilling to act in such capacity, such other person(s) as shall be designated by Shareholders holding a majority of the voting interest represented by the TMC Merger Shares (treating any outstanding Series C-1 Preferred or Series C-2 Preferred on an as-converted basis). With respect to any assertion of liability by a third party that results in an indemnifiable claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

              (b) At TMC's option in its sole discretion, indemnification payments by the Shareholders may be made in shares of TMC Capital Stock valued at fair market value on the date of any such payment.

              (c) Any indemnification payments under this Section 7.4 shall be treated as an adjustment to the Merger consideration provided in Section 1.2.

         7.5. PROCEDURE FOR INDEMNIFICATION OF THE SHAREHOLDERS WITH RESPECT TO THIRD-PARTY CLAIMS.

              (a) If the Shareholders or any other indemnified party under
Section 7.3 determine to seek indemnification under Section 7.3(a) with respect to a claim resulting from the assertion of liability by third parties, the Shareholders shall promptly give written notice thereof to TMC, including in such notice a brief description of the facts upon which such claim is based and the amount thereof. In case any such liability is asserted against the Shareholders, and the Shareholders notify TMC thereof, TMC will be entitled, if TMC so elects by written notice delivered to the Shareholders' Representative within ten business days after receiving the Shareholders' notice, to assume the defense thereof with counsel reasonably satisfactory to the Shareholders' Representative. Notwithstanding the foregoing, (i) the Shareholders shall also have the right to employ their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Shareholders unless the Shareholders shall have been advised by counsel in writing that there is a conflict of interest between the Shareholders, on the one hand, and TMC, on the other, with respect to such claim, in which case the fees and expenses of one law firm for the Shareholders (to be selected by the Shareholders'

Representative and reasonably acceptable to TMC) will be borne by TMC and (ii) the rights of the Shareholders to be indemnified hereunder in respect of claims resulting from the assertion of liability by third parties shall not be adversely affected by their failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, TMC is materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an indemnifiable claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

              (b) In the event that TMC, within ten business days after receipt of the aforesaid notice of a claim, fails to assume the defense of the Shareholders against such claim, the Shareholders shall have the right to select and employ counsel in such case, which counsel shall be subject to the reasonable approval of TMC, and to undertake the defense of such claim. The Shareholders shall not, without the written consent of TMC (which consent shall not be unreasonably withheld) settle or compromise any claim or consent to the entry of any judgment in respect thereof.

              (c) Notwithstanding anything in this Article 7 to the contrary, if there is a reasonable probability that a claim may materially adversely affect the Shareholders, the Shareholders shall have the right to participate (at the Shareholders' expense) in such defense, compromise, or settlement and TMC shall not, without the written consent of the Shareholders' Representative (which consent shall not be unreasonably withheld), settle or compromise any such claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the Shareholders a release from all liability in respect of such claim.

                                   ARTICLE 8.

                                   TERMINATION

         8.1. TERMINATION BY MUTUAL CONSENT. At any time prior to the Closing, this Agreement may be terminated by written consent of TMC, Acquisition Sub and the Company, notwithstanding approval of the Merger by the shareholders of Acquisition Sub or the Company.

         8.2. TERMINATION BY TMC OR ACQUISITION SUB OR THE COMPANY.

              (a) TMC or Acquisition Sub may terminate this Agreement at any time prior to the Closing by delivery of written notice to the Company, if: (1) any court having competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action which prevents, restrains, or enjoins the Merger and such order, decree or ruling shall have become non-appealable; (2) any of the Company or the Shareholders has breached or violated this Agreement in any material respect and, if such breach or violation is curable, has failed to cure such violations within twenty days of receiving written notice thereof; or (3) the Closing has not occurred by 11:59 p.m. on August 10, 1997.

              (b) The Company may terminate this Agreement at any time prior to the Closing by delivery of written notice from the Company to TMC and Acquisition Sub if:

(1) any court having competent jurisdiction or other governmental body shall have issued an order, decree or ruling or taken any other action which prevents, restrains, or enjoins the Merger and such order, decree or ruling shall have become non-appealable; (2) either TMC or Acquisition Sub has breached or violated this Agreement in any material respect and, if such breach or violation is curable, has failed to cure such violations within twenty days of receiving written notice thereof; or (3) the Closing has not occurred by 11:59 p.m. on August 10, 1997.

         8.3. EFFECT OF TERMINATION. In the event that this Agreement is terminated (a "Termination") as provided in this Article 8, all further obligations of the parties under this Agreement shall terminate without further liability of any party to any other party or to the stockholders, directors or officers of any party

                                   ARTICLE 9.

                                  MISCELLANEOUS

         9.1. NOTICES. Unless otherwise provided, all notices or other communications required or permitted to be given to the parties hereto shall be in writing and shall be deemed to have been given if personally delivered, including personal delivery by facsimile, provided that the sender receives telephonic or electronic confirmation that the facsimile was received by the recipient and that such facsimile is followed the same day by mailing by certified or registered mail, return receipt requested, first class postage prepaid (a "Mailing"), upon receipt of courier delivery or the third day following a Mailing, addressed as follows (or at such other address as the addressed party may have substituted by notice pursuant to this Section 9.1):

                  (a)      If to TMC or Acquisition Sub:

                           The Times Mirror Company
                           Times Mirror Square
                           Los Angeles, California 90053
                           Facsimile:       (213) 237-3800
                           Attention:  General Counsel

                  With a copy to:

                           Gibson, Dunn & Crutcher LLP
                           333 South Grand Avenue
                           Los Angeles, CA  90071-3197
                           Facsimile:       (213) 229-7520
                           Attention:  Karen E. Bertero, Esq.

                  (b)      If to the Company (until the Effective Time):

                           Chandis Securities Company
                           350 West Colorado Blvd., Suite 230
                           Pasadena, CA 91105
                           Facsimile:       (818) 793-2627
                           Attention:  Warren B. Williamson

                  With a copy to:

                           Irell & Manella LLP
                           1800 Avenue of the Stars, Suite 900
                           Los Angeles, CA 90067
                           Facsimile:       (310) 203-7199
                           Attention:  Alvin G. Segel, Esq.

                  And with a copy to:

                           Gibson Dunn & Crutcher LLP
                           2029 Century Park East
                           Los Angeles, CA 90067
                           Facsimile:       (310) 551-8741
                           Attention:  William Stinehart, Jr., Esq.

                  (c) If to the Shareholders, to the addresses set forth on the signature page:

                  With a copy to:

                           Irell & Manella LLP
                           1800 Avenue of the Stars, Suite 900
                           Los Angeles, CA 90067
                           Facsimile:       (310) 203-7199
                           Attention:  Alvin G. Segel, Esq.

                  And with a copy to:

                           Gibson Dunn & Crutcher LLP
                           2029 Century Park East
                           Los Angeles, CA 90067
                           Facsimile:       (310) 551-8741
                           Attention:  William Stinehart, Jr., Esq.

or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

         9.2. ENTIRE AGREEMENT; MODIFICATIONS; WAIVER. This Agreement and the exhibits and schedules hereto and the documents referred to herein constitute the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and discussions with respect thereto. No variation or modification of this Agreement and no waiver of any provision or condition hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought. Waivers or consents may be granted to TMC or Acquisition Sub by the Shareholders' Representative on behalf of, and shall be binding upon, all of the Shareholders.

         9.3. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

         9.4. PUBLICITY. None of TMC, Acquisition Sub, the Company or the Shareholders, shall issue any statement or communication to the general public or the press regarding the Transactions without first providing a copy to, and using reasonable efforts to consult with (a) the Shareholders' Representative, with respect to a statement or communication by TMC or Acquisition Sub, or (b) TMC, with respect to a statement or communication by the Company or any Shareholder. The requirements of this Section 9.4 shall not apply to any statements or communications by TMC in response to an inquiry from financial analysts or press or in any periodic reports to the Commission or stockholders (other than the first such periodic report filed after the Effective Time).

         9.5. SUCCESSORS AND ASSIGNS. None of the Shareholders or the Company, without the prior express written consent of TMC, may assign this Agreement in whole or in part. TMC may assign this Agreement, in whole or in part to an affiliate of TMC; provided, that TMC shall remain obligated hereunder. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

         9.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applied to contracts between Delaware residents made and to be performed entirely within the State of Delaware (other than the mandatory provisions of the California Law that apply to the Merger).

         9.7. EXPENSES. Except as may otherwise be expressly provided in this Agreement or any other agreement referenced herein, each party shall pay its own expenses in connection with this Agreement and the Transactions.

         9.8. GENDER AND NUMBER. In this Agreement, unless the context otherwise requires, the masculine, feminine and neuter genders and the singular and the plural include one another.

         9.9. CONSTRUCTION OF AGREEMENT. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this

Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party hereto.

         9.10. CONSENT TO JURISDICTION AND FORUM SELECTION. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in the County of Los Angeles, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of Los Angeles, State of California shall have in personal jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement.

         9.11. ATTORNEYS' FEES. If either party to this Agreement shall bring any action, suit, counterclaim, appeal or arbitration for any relief against the other to enforce the terms hereof or to declare rights hereunder (collectively, an "Action"), the losing party shall pay to the prevailing party a reasonable sum for attorneys' fees and costs incurred in bringing and prosecuting such Action and/or enforcing any judgment, order, ruling, or award. For the purposes of this paragraph, attorneys' fees shall include, without limitation, fees incurred in discovery, postjudgment motions and collection actions, and bankruptcy litigation. "Prevailing party" within the meaning of this paragraph includes, without limitation, a party who agrees to dismiss an Action on the other party's payment of the sums allegedly due or performance of the covenants allegedly breached, or who obtains substantially the relief sought by it.

         9.12. CONSENT TO ISSUANCE OF SERIES C-1 AND C-2 PREFERRED STOCK. The Company, in its capacity as a holder of Series A Preferred Stock, hereby consents to the authorization and issuance of the Series C-1 and Series C-2 Preferred Stock, as described herein.

         IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.


                   THE TIMES MIRROR COMPANY


                   By: /s/ Thomas Unterman
                      ------------------------------------------------
                   Title:   Senior Vice President and Chief Financial
                            Officer


                   CHANDIS ACQUISITION CORPORATION


                   By: /s/ Thomas Unterman
                      ------------------------------------------------
                   Title:   President


                   CHANDIS SECURITIES COMPANY


                   By: /s/ William Stinehart, Jr.
                      ------------------------------------------------
                   Title:   Assistant Secretary

                   THE SHAREHOLDERS OF CHANDIS SECURITIES COMPANY:

                   Torrey Pacific Corporation, a California corporation


                   By: /s/ Jim Staver
                      ------------------------------------------------
                   Title: President
                         ---------------------------------------------
                   Address:
                   c/o Mrs. Marian Staver
                   110 Stratford Court
                   Del Mar, California  92014

                   Kathryn Kirkpatrick Matheu Trust U/T/A Dated 8/26/92


                   By:  /s/ Kathryn Kirkpatrick Snyder
                      ------------------------------------------------
                            Kathryn Kirkpatrick Snyder, Co-Trustee


                   By:  /s/ Nairn Kirkpatrick Dorer
                      ------------------------------------------------
                            Nairn Kirkpatrick Dorer, Co-Trustee


                   By:  /s/ Francesca Kirkpatrick Chasuk
                      ------------------------------------------------
                            Francesca Kirkpatrick Chasuk, Co-Trustee


                   By:  /s/ Wendy Kirkpatrick Branscum
                      ------------------------------------------------
                            Wendy Kirkpatrick Branscum, Co-Trustee

                   Address:
                   2921 Laurel Drive
                   Sacramento, California  95864

                   Nairn Kirkpatrick Trust U/T/A Dated 8/26/82


                   By:  /s/ Kathryn Kirkpatrick Snyder
                      ------------------------------------------------
                            Kathryn Kirkpatrick Snyder, Co-Trustee


                   By:  /s/ Nairn Kirkpatrick Dorer
                      ------------------------------------------------
                            Nairn Kirkpatrick Dorer, Co-Trustee


                   By:  /s/ Francesca Kirkpatrick Chasuk
                      ------------------------------------------------
                            Francesca Kirkpatrick Chasuk, Co-Trustee


                   By:  /s/ Wendy Kirkpatrick Branscum
                      ------------------------------------------------
                            Wendy Kirkpatrick Branscum, Co-Trustee

                   Address:
                   7677 Greenridge Way
                   Fair Oaks, California  95628

                   Francesca Kirkpatrick Trust U/T/A Dated 8/26/82


                   By:  /s/ Kathryn Kirkpatrick Snyder
                      ------------------------------------------------
                            Kathryn Kirkpatrick Snyder, Co-Trustee


                   By:  /s/ Nairn Kirkpatrick Dorer
                      ------------------------------------------------
                            Nairn Kirkpatrick Dorer, Co-Trustee


                   By:  /s/ Francesca Kirkpatrick Chasuk
                      ------------------------------------------------
                            Francesca Kirkpatrick Chasuk, Co-Trustee


                   By:  /s/ Wendy Kirkpatrick Branscum
                      ------------------------------------------------
                            Wendy Kirkpatrick Branscum, Co-Trustee

                   Address:
                   1071 4th Avenue
                   Napa, California  94559

                   Wendy Kirkpatrick Branscum Trust U/T/A Dated 8/26/82


                   By:  /s/ Kathryn Kirkpatrick Snyder
                      ------------------------------------------------
                            Kathryn Kirkpatrick Snyder, Co-Trustee


                   By:  /s/ Nairn Kirkpatrick Dorer
                      ------------------------------------------------
                            Nairn Kirkpatrick Dorer, Co-Trustee


                   By:  /s/ Francesca Kirkpatrick Chasuk
                      ------------------------------------------------
                            Francesca Kirkpatrick Chasuk, Co-Trustee


                   By:  /s/ Wendy Kirkpatrick Branscum
                      ------------------------------------------------
                            Wendy Kirkpatrick Branscum, Co-Trustee

                   Address:
                   1050 45th Street
                   Sacramento, California  95864

                   Harry C. Kirkpatrick Grandchildren's Irrevocable Trust U/T/A Dated 2/24/95


                   By:  /s/ Kathryn Kirkpatrick Snyder
                      ------------------------------------------------
                            Kathryn Kirkpatrick Snyder, Co-Trustee


                   By:  /s/ Nairn Kirkpatrick Dorer
                      ------------------------------------------------
                            Nairn Kirkpatrick Dorer, Co-Trustee


                   By:  /s/ Wendy Kirkpatrick Branscum
                      ------------------------------------------------
                            Wendy Kirkpatrick Branscum, Co-Trustee


                   By:  /s/ Francesca Kirkpatrick Chasuk
                      ------------------------------------------------
                            Francesca Kirkpatrick Chasuk, Co-Trustee

                   Address:
                   Bank of America, Attn: Mr. Kielborn
                   P. O. Box 471
                   Sacramento, California  95814

                   Kirkpatrick Community Property Trust
                   U/T/A Dated 9/11/96


                   By:  /s/ Harry C. Kirkpatrick
                      ------------------------------------------------
                            Harry C. Kirkpatrick, Co-Trustee


                   By:  /s/ Rosanne E. Kirkpatrick
                      ------------------------------------------------
                            Rosanne E. Kirkpatrick, Co-Trustee

                   Address:
                   9641 Spring Valley Road
                   Marysville, California  95901

                   CHANDLER TRUST NO. 2


                   By:  /s/ Gwendolyn Garland Babcock
                      ------------------------------------------------
                            Gwendolyn Garland Babcock, as trustee of Chandler Trust No. 2 under Trust Agreement dated June 26, 1935


                   By:  /s/ Bruce Chandler
                      ------------------------------------------------
                            Bruce Chandler, as trustee of Chandler Trust
                            No. 2 under Trust Agreement dated June 26,
                            1935


                   By:  /s/ William Stinehart, Jr.
                      ------------------------------------------------
                            William Stinehart, Jr., as trustee of Chandler Trust No. 2 under Trust Agreement dated June 26, 1935


                   By:  /s/ Warren B. Williamson
                      ------------------------------------------------
                            Warren B. Williamson, as trustee of Chandler Trust No. 2 under Trust Agreement dated June 26, 1935


                   By:  /s/ Camilla Chandler Frost
                      ------------------------------------------------
                            Camilla Chandler Frost, as trustee of Chandler Trust No. 2 under Trust Agreement dated June 26, 1935


                   By:  /s/ Douglas Goodan
                      ------------------------------------------------
                            Douglas Goodan, as trustee of Chandler Trust No. 2 under Trust Agreement dated June 26, 1935


                   By:  /s/ Judy C. Webb
                      ------------------------------------------------
                            Judy C. Webb, as trustee of Chandler Trust No. 2 under Trust Agreement dated June 26, 1935

                   Address:
                   Attention:  Warren B. Williamson
                   350 West Colorado Boulevard, Suite 230
                   Pasadena, California  91105